Exhibit 10.3

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2021, with effectiveness as of the Closing Date under the Merger Agreement (“Effective Date”), among Meredith Holdings Corporation, an Iowa corporation (“Provider”), Meredith Corporation, an Iowa corporation (“Recipient”), and Gray Television, Inc., a Georgia corporation (“Parent”). Provider, Recipient, and Parent are each referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Merger Agreement (the “Merger Agreement”), dated as of May 3, 2021, by and among Recipient, Parent, and Gray Hawkeye Stations, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Recipient, Parent and Merger Sub desire to effect the acquisition of Recipient by Parent through the merger of Merger Sub with and into Recipient, with Recipient surviving the merger as the surviving corporation;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Recipient desires that Provider provide Recipient certain temporary transition services to Recipient from and after the Effective Date with respect to the Company Stations;

WHEREAS, Provider has agreed to provide to Recipient, from and after the Effective Date, such temporary transition services on the terms and conditions set forth herein; and

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Provider and Recipient hereby agrees as follows:

ARTICLE I

TRANSITION SERVICES TO BE PROVIDED BY PROVIDER

1.1 Transition Services. During the Term, Provider shall provide to Recipient, on the terms set forth herein, the services specifically listed on Schedule A attached hereto (the “Services Schedule”). The services described in the Services Schedule are, collectively, the “Transition Services”. Upon the expiration of the Term (or earlier pursuant to Article V) the obligations of Provider with respect to the provision of the Transition Services (or applicable Transition Service) shall automatically and immediately terminate.

1.2 Standard of Performance. Provider shall use commercially reasonable efforts to provide (or cause to be provided) to Recipient the Transition Services at substantially the same level of service, and with substantially the same degree of care, as Provider uses in its own business. It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Transition Service to the extent Provider is making a similar change in the performance of its own services similar to such Transition Services.

1.3 Usage. The Transition Services may not be used by Recipient for any other purpose or in any other manner (including as to volume, amount, level or frequency, as applicable) other than as the Transition Services were used in connection with the Recipient’s business as of the Closing Date. Without limiting the generality of the foregoing, the Transition Services shall be used only by Recipient and solely in connection with the operation of the Recipient’s business and Recipient shall not resell, license the use of, or otherwise permit the use by others of any such Transition Services. Provider shall have no obligation to provide, or to cause to be provided, Transition Services to any Person other than Recipient and its Affiliates. Without limiting the generality of the foregoing, the Transition Services are not intended to (and shall not) include assistance for expansion, acquisition, employee additions or reductions not in the ordinary course of business, new applications, or site redesign by Recipient or any of its Affiliates or their respective businesses.

1.4 Right to Change Practices. Nothing herein shall prohibit Provider from making such changes as it deems necessary in its sole discretion with respect to the means by which it provides services (including upgrading or changing technology, software or information systems used by it in connection with this Agreement and replacing third-party service providers) and applying such changes, to the extent applicable, to the Transition Services; provided, however, that such changes shall not materially and adversely affect the Transition Services hereunder and that the Provider shall provide at least twenty (20) days’ prior notice of any material change and the Parties shall discuss in good faith whether such change can be implemented so as not to so affect the Transition Services provided hereunder. Notwithstanding anything to the contrary contained herein, Provider shall have no obligation to provide, or cause to be provided, Transition Services to the extent that any changes are made to the business of the Recipient or its Affiliates that materially increase or materially and adversely change Provider’s burden or cost with respect to the provision of such Transition Services, or that make commercially impracticable the provision of such Transition Services.

1.5 Cooperation; Access.

(a) Recipient agrees to fully cooperate (at Recipient’s sole cost and expense) in all reasonable respects with Provider in connection with any matters related to the provision or receipt of the Transition Services. To the extent required for the performance of any Transition Service, Recipient shall, at its own expense, provide to Provider reasonable access, on an as needed basis, to Recipient’s and its Affiliates’ personnel, equipment, office space, telecommunications and computer systems and any other assets and operations reasonably required for delivery of all or any part of the Transition Services. Provider and its Affiliates and Third Party Service Providers shall be entitled to rely, without inquiry, upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by Recipient or its Affiliates in connection with this Agreement.

(b) Provider and its Affiliates and any Third Party Service Providers shall not be liable for any impairment of any Transition Service directly caused by their not receiving the information, materials or access required by this Section 1.5. If any Transition Service provided hereunder is dependent on, or will require the involvement or performance of, Recipient or any of its Affiliates (including Recipient or its Affiliates maintaining sufficient and appropriate levels of staffing, including, as applicable, with respect to level of experience and skill), Provider and its Affiliates and Third Party Service Providers shall not be deemed in breach of this Agreement, including any Services Schedule hereto, or otherwise be liable for any failure to provide any Transition Services, or to otherwise fully perform any of its obligations hereunder, including any Services Schedule, to the extent arising from any failure of Recipient or any of its Affiliates to fully perform its obligations hereunder.

(c) As required by the Communications Act of 1934, as amended, at all times Recipient shall be responsible for maintaining the supervision and control of the Stations to which the Transition Services are being provided, including control of such Stations’ personnel, programming and finances.

1.6 Transitional Nature of Services. Recipient acknowledges and agrees that Provider is providing (or causing to be provided) the Transition Services on a transition basis only in order to allow Recipient a period of time to provide or obtain similar services for itself, and that Provider is not a commercial provider of such Transition Services. Accordingly, as promptly as practicable following the execution of this Agreement and in no event later than the end of the Term, Recipient agrees to use commercially reasonable efforts to promptly transition each Transition Service to its own internal organization or obtain alternate third-party sources to provide the Transition Services and end its use of each and every Transition Service (the cessation of a Transition Service, a “Service Migration”). In no event shall Provider be responsible for providing any services in connection with, or bearing any costs of, any Service Migration.

1.7 Compliance with Law; Exclusions.

(a) Neither Provider nor any of its Affiliates nor any Third Party Service Provider shall be obligated to perform, or to cause to be performed, any Transition Service in a manner that is not consistent with their respective policies, procedures and practices, and Provider shall determine, in its sole discretion, the means and resources used to provide the Transition Services pursuant to this Agreement. Provider’s obligation to provide the Transition Services hereunder is subject, in all respects, to the current policies, procedures and practices of Provider and its Affiliates, including as such policies, procedures and practices may be amended by Provider or its Affiliates from time to time in the ordinary course of business, as applicable. Provider shall not have any obligation to (x) replace or cause the replacement of any Person who is employed or otherwise engaged by Provider or any of its Affiliates to perform Transition Services upon the termination of such Person’s employment or other engagement with Provider or any of its Affiliates, as the case may be, for whatever reason (provided that Provider shall still provide the Transition Services using suitably qualified, skilled and experienced personnel), or (y) perform or cause to be performed any Transition Services performed by any Person who is employed or otherwise engaged by Provider or any of its Affiliates if such Person becomes employed or otherwise engaged by Recipient or any of its Affiliates during the Term.

(b) Each Party shall, at its own expense, perform its obligations and exercise its rights hereunder in material compliance with all applicable Laws. Notwithstanding anything to the contrary herein, including in any Services Schedule, Provider, its Affiliates and any Third Party Service Providers shall not be required hereunder to take any action (including by providing any Transition Services) that would constitute (a) a violation of applicable Law, (b) a breach of any of Provider’s contractual obligations to a third party, or (c) any other violation of a third party’s rights.

(c) Except as expressly set forth on Schedule A, the Transition Services shall in no event include, and Provider shall not be required to provide or cause to be provided to Recipient, services that involve or relate to (i) the custody of cash; (ii) the commingling of funds; (iii) the provision of legal, compliance, regulatory or tax advice; (iv) the filing of tax returns; (v) the provision of data or records except as otherwise provided in the Merger Agreement or herein; (vi) the funding of any “employee benefit plan” as such term is defined in Section 3(3) of ERISA, or other retirement, deferred compensation, incentive, equity based, severance, employment, change in control or fringe benefit plan, program, policy or arrangement, whether or not subject to ERISA, adopted or maintained by Recipient or its Affiliates (the “Recipient Employee Benefit Plans”), other than those set forth on Schedule A; (vii) any benefit program compliance services with respect to any Recipient Employee Benefit Plans; or (viii) the funding of any payroll, payroll taxes or workers’ compensation. Recipient further acknowledges and agrees that Provider will not become a fiduciary (including for purposes of ERISA) with respect to any Recipient Employee Benefit Plans by reason of providing any of the Transition Services under this Agreement, and to the extent the provision of any such Transition Service would cause Provider to become a fiduciary (including for purposes of ERISA, the Code, or other applicable Laws) with respect to any Recipient Employee Benefit Plan, Provider shall not be required to provide, or cause to be provided, such Transition Services to any of the Recipient or its Affiliates.

1.8 Delegation of Transition Services. Recipient acknowledges that Provider may provide the applicable Transition Services itself, through any of its Affiliates or through one or more third parties engaged by Provider to provide Transition Services in accordance with the terms of this Agreement (each such third party, a “Third Party Service Provider”). Provider acknowledges that notwithstanding any delegation of its responsibilities under this Agreement, it shall remain responsible for the provision of the Transition Services and its Affiliates’ and Third Party Service Provider’s compliance with the standard of performance set forth herein.

1.9 Pass Through Services. Recipient and Provider hereby acknowledge and agree that certain software or third-party products and services will be licensed, sublicensed or otherwise provided by third parties to Provider for the benefit of Recipient to the extent that such licenses or sublicenses are necessary in connection with and ancillary to the provision of the Services (each such third party, a “Pass-Through Service Provider”). The terms for such licenses or sublicenses provided to Provider will be the same as the terms, and, in any event, shall not be inconsistent with the terms, for which Recipient continues to receive the relevant Transition Services. Such licenses or sublicenses may be set forth on Schedule A in connection with the related Transition Services or otherwise provided to Recipient. For the avoidance of doubt, this Section 1.9 is applicable to any license or sublicense that is required for a necessary or inherent part of the Transition Services, whether or not specifically itemized on Schedule A. Recipient hereby agrees to comply with Seller’ reasonable instructions with respect to compliance with the terms of such licenses and sublicenses. Recipient acknowledges that notwithstanding any delegation of its responsibilities under this Agreement, Provider shall not be responsible for any of the acts or omissions of any Pass-through Service Provider, but shall make available to Recipient all remedies of Provider related thereto.

1.10 Intellectual Property Rights. Each Party shall retain all right, title and interest in and to its Intellectual Property. All Intellectual Property created or developed by or on behalf of Provider in connection with this Agreement shall belong to Provider. Except as set forth in Section 1.11, no license, express or implied, is being granted by Provider under this Agreement.

1.11 License to Use Purchased Assets. Recipient, on behalf of itself and its Affiliates, hereby grants to Provider, its Affiliates, any Pass-Through Service Provider and any Third Party Service Provider a limited, royalty-free, non-exclusive, worldwide right and license to use the Intellectual Property included in the Purchased Assets, and any other Purchased Assets and other Intellectual Property controlled by Recipient or any of its Affiliates, in each case, as may be reasonably necessary to perform the Transition Services in connection with, and solely during the Term of, and solely for the purposes of performing the Transition Services under, this Agreement. The license set forth in this Section 1.10 shall automatically and immediately terminate upon the termination of the Term.

ARTICLE II

PRICING AND PAYMENT FOR TRANSITION SERVICES

2.1 Service Fees. The fees (“Fees”) payable to Provider for each Transition Service during the Initial Term are set forth in the attached Services Schedules. Commencing upon the expiration of the Initial Term and for the remainder of the Term, if applicable, the Fees for those Transition Services to be provided for the remainder of the Term will be as mutually agreed upon by the Parties. Provider shall invoice Recipient no later than the fifteenth (15th) day of each month during the Term for any Third Party Pass Through Costs for the prior month.

2.2 Third Party Costs. Recipient shall reimburse Provider for all costs, fees and charges paid by Provider to Third Party Service Providers and Pass-Through Service Providers in connection with performing the applicable Transition Services (collectively, the “Third Party Pass Through Cost”) In the event any Third Party Service Provider or Pass-Through Service Provider notifies Provider of a change in such provider’s costs, fees and charges, the Third Party Pass Through Cost will be automatically adjusted to reflect such changes after Provider provides Recipient reasonable documentation supporting such change.

2.3 Invoices. Provider shall invoice Recipient monthly for the Transition Services, including all Third Party Pass Through Costs, and Recipient shall pay Provider within thirty (30) days after the date of each such invoice. Each invoice shall set forth in reasonable detail the applicable Transition Services provided during such period and the corresponding amounts owed for each of the Transition Services. Recipient shall not offset any amounts payable by it hereunder against any other amounts owed to it by Provider. If Recipient fails to pay the full amount of any undisputed invoice within such thirty (30) day period, such failure will be considered a material breach of this Agreement, for which Provider may, without liability and in its sole discretion, suspend its obligations hereunder to provide any and all Transition Services to Recipient until such time as all invoices have been paid in full or terminate this Agreement in accordance with Section 5.3(b).

2.4 Taxes. The fees described herein with respect to the Transition Services do not include any Taxes. In addition to the amounts required to be paid as set forth herein, Recipient shall pay and be responsible for and shall promptly reimburse Provider for any sales and use Taxes imposed with respect to the provision of Transition Services hereunder.

2.5 No Right to Setoff. There shall be no right of setoff or counterclaim with respect to any claim, debt or obligation against payments to Provider under this Agreement. Provider shall have the right to set-off any amounts due to Provider pursuant to this Agreement against any amounts received by Provider on behalf of Recipient (including in connection with the Accounts Receivable Services).

ARTICLE III

REPRESENTATIVES

3.1 Coordinators. Provider and Recipient shall each designate in writing a representative to act as Provider’s and Recipient’s respective primary contact persons to coordinate the provision of all of the Transition Services (collectively, the “Primary Coordinators”). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the “Service Coordinators”). Each Party may treat an act of a Primary Coordinator of another Party as being authorized by such other Party without inquiring behind such act or ascertaining whether such Primary Coordinator had authority to so act, and each Party may treat an act of a Service Coordinator as being authorized by such other Party only to the extent such act is directly related to the Transition Service for which such Service Coordinator has been designated; provided, however, that no such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Each Party shall promptly (and in any event within ten (10) business days) advise the other in writing of any change in its Primary Coordinator or any Service Coordinator for a particular Transition Service. Provider and Recipient agree that all communications relating to the provision of the Transition Services shall be by electronic mail and shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators.

ARTICLE IV

CONTRACT RIGHTS; CONDITIONS

4.1 Third Party Consents. Provider’s obligation to deliver any Transition Services described in this Agreement is conditional upon Provider obtaining the consent, where necessary, of any relevant third party, and Provider will use commercially reasonable efforts to obtain such third-party consents; provided, however, that if such consents cannot be obtained, the Parties shall work together in good faith and use their respective commercially reasonable efforts to arrange for alternative methods of delivering such Transition Service. Provider and Recipient shall each negotiate in good faith to determine the responsibility for paying the costs, fees and expenses of obtaining any third party consents or arranging alternative methods of delivering Transition Services.

4.2 Certain Conditions Precedent. Provider shall not be obligated to pay any amounts to any third party on behalf of Recipient (including, without limitation, in respect of any accounts payable of Recipient for which Provider is providing Accounts Payable Services) unless and until the following conditions shall have been met: (a) Recipient shall deposit cash in an amount equal to the amount owed to such third party into the bank account of Recipient as notified by Recipient to Provider from time to time for the payment to such third party by Provider; and (b) the Recipient Service Coordinator shall have instructed the Provider in writing that such third party shall be paid. For the avoidance of doubt, Provider shall not be liable to Recipient or any third party for (x) any breach of this Section 4.2 by Recipient (including, without limitation, if Provider does not pay a third party or account payable as a result of such breach) or (y) carrying out the instructions of Recipient, and Recipient shall indemnify and defend Provider against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any of them in connection with, or otherwise with respect to the matters in the foregoing clauses (x) and (y).

ARTICLE V

TERM; TERMINATION

5.1 Term. This Agreement shall become effective upon the Effective Date of this Agreement and shall remain in effect until the expiration of the last Transition Service as set forth on Schedule A (the “Initial Term”), unless earlier terminated pursuant to Sections 5.2 or 5.3. Each Transition Service will terminate on the earlier of: (i) the expiration date specified in the Services Schedule, if any, for such Transition Service; (ii) the termination or reduction in scope of such Transition Service pursuant to Section 5.2; and (iii) the expiration or termination of this Agreement.

5.2 Partial Termination Prior to Closing. Recipient may decline or reduce the scope of the provision of any Transition Service (in whole or in part) upon at least five (5) days’ prior written notice to Provider. The Parties will agree on the relevant Fees if any Services Category is reduced in scope.

5.3 Partial Termination. Recipient may terminate or reduce the scope of the provision of any Transition Service (in whole or in part) upon fifteen (15) days’ prior written notice to Provider. Any election to so terminate or reduce any Transition Service or a portion thereof shall not relieve Provider of its continuing duty to provide those Transition Services or portions thereof that have not been terminated or reduced. Recipient will reimburse Provider for the costs incurred by Provider resulting from Recipient’s early termination or reduction of such Transition Service being performed, including commitments made to, or in respect of, personnel or Third Party Service Providers, prepaid expenses related to the terminated or reduced Transition Service and costs related to terminating such commitments. Such reimbursement shall be made by Recipient to Provider in accordance with Article II.

5.4 Complete Termination. The Parties may terminate this Agreement, in whole, solely in accordance with this Section 5.3.

(a) By Recipient. From and after the Effective Date, Recipient may terminate this Agreement for any reason or no reason, at any time, upon not less than thirty (30) days’ prior written notice to Provider.

(b) By Provider. From and after the Effective Date, except with respect to a termination by Provider for Recipient’s non-payment of Invoices which is governed by Section 2.3 above, Provider may terminate this Agreement in the event of a material breach of this Agreement by Recipient (i) if such material breach is not curable, upon written notice to Recipient, or (ii) if such material breach is curable, if such material breach is not cured within ten (10) days after Provider notifies Recipient of such material breach.

(c) By a Party. From and after the Effective Date, a party may terminate this Agreement any time upon giving written notice to the other party if the other party is adjudicated as bankrupt, becomes insolvent, suffers permanent or temporary court-appointed receivership of substantially all of its property, makes a general assignment for the benefit of creditors, or suffers the filing of a voluntary or involuntary bankruptcy petition that is not dismissed within sixty (60) days after filing.

(d) By the Parties. This Agreement will terminate upon the mutual written agreement of all of the Parties.

(e) Termination of Merger Agreement. Prior to the Effective Date, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated in the sole discretion of Recipient without the prior approval of any Person, including Parent.

5.5 Extension. The Initial Term may be extended only by mutual written agreement of the Parties either in whole or with respect to one or more of the Transition Services. The Initial Term and any extension thereof are collectively the “Term.”

5.6 Effect of Termination or Expiration. Except as otherwise agreed by the Parties, promptly following the expiration or termination of this Agreement (but in no event later than thirty (30) days thereafter), each Party shall return to the other Party in accordance with such other Party’s instructions all of the other Party’s Confidential Information in its possession or control that was disclosed under this Agreement; provided, however, each party may retain (a) an archival copy of the Confidential Information in any computer network archival backup system and (ii) a copy in the possession of counsel of its choosing for purposes of legal or regulatory compliance or for use in pursuing, defending and/or resolving claim hereunder. Each Party acknowledges and agrees that the termination or expiration of a Transition Service or this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims which a Party may have hereunder at Law, in equity or otherwise or which may arise out of or in connection with such termination or expiration.

5.7 Survival. Section 1.9 (Intellectual Property Rights), Article II (Pricing and Payment for Transition Services), Section 5.5 (Effect of Termination or Expiration), this Section 5.6 (Survival), Section 6.2 (DISCLAIMER OF WARRANTIES), Article VII (LIMITATION OF LIABILITY), Article VIII (Confidentiality) and Article IX (Miscellaneous) shall survive any termination or expiration of this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties. Each Party represents and warrants to the other that:

(a) it is a legal entity validly existing and in good standing under the Laws of the jurisdiction of its organization;(b) it has all necessary power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement, in accordance with the terms of this Agreement; and

(c) this Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Party, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

6.2 DISCLAIMER OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, (I) PROVIDER DOES NOT GUARANTEE, REPRESENT OR WARRANT THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER, (II) THE TRANSITION SERVICES SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (III) THERE ARE NO OTHER, AND PROVIDER DOES NOT MAKE AND HEREBY DISCLAIMS ALL OTHER, REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR THE TRANSITION SERVICES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, TITLE/NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED. PROVIDER DOES NOT GUARANTEE, REPRESENT OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY DATA PROVIDED TO RECIPIENT. EXCEPT AS EXPLICITLY PROVIDED IN THIS AGREEMENT, PROVIDER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY THAT ANY TRANSITION SERVICE COMPLIES WITH ANY APPLICABLE LAW, DOMESTIC OR FOREIGN.

ARTICLE VII

LIMITATION OF LIABILITY

7.1 Indemnification by Recipient. Recipient agrees to indemnify, defend and hold Provider, its Affiliates, the Third Party Service Providers, and each of Provider’s, its Affiliates,’ the Pass-Through Service Providers’ and the Third Party Service Providers’ respective employees, agents, officers and directors harmless from and against any losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies (“Losses”) arising out of any third-party claim in connection with or related to (i) any breach of any representation or warranty made by Recipient hereunder and (ii) any action or omission by Recipient or Recipient’s employees or agents constituting willful misconduct or gross negligence.

7.2 Indemnification by Provider. Provider agrees to indemnify, defend and hold Recipient, its Affiliates, and each of Provider’s and its Affiliates’ respective employees, agents, officers and directors harmless from and against any Losses arising out of any third-party claim in connection with or related to (i) any breach of any representation or warranty made by Provider hereunder and (ii) any action or omission of Provider or Provider’s employees or agents or Third-Party Service Providers constituting willful misconduct or gross negligence.

7.3 LIMITATION ON LIABILITY. OTHER THAN WITH RESPECT TO ANY INDEMNIFICATION OBLIGATIONS HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES (INCLUDING LOSS OF DATA, PROFITS, INTEREST, OR REVENUE OR ANY INTERRUPTION OF BUSINESS) IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT), WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER PROVIDER IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. OTHER THAN IN RESPECT OF INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE FOR ANY LOSSES IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE TRANSITION SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM PROVIDER’S OBLIGATIONS UNDER THIS AGREEMENT) FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES RECEIVED (AT THE TIME OF THE DISPUTE) BY PROVIDER UNDER THIS AGREEMENT FOR THE TRANSITION SERVICE THAT IS THE SUBJECT OF THE DISPUTE. THE PARTIES INTEND THAT NO DOUBLE REMEDIES OR RECOVERIES ARE INTENDED OR PERMITTED UNDER THIS AGREEMENT AND THAT CLAIMS ASSERTED UNDER ONE SECTION OR SUBSECTION OF THIS AGREEMENT MAY NOT ALSO BE ASSERTED UNDER ANOTHER SECTION OR SUBSECTION OF THIS AGREEMENT OR UNDER THE MERGER AGREEMENT OR ANY OTHER ANCILLARY DOCUMENT IF SUCH ASSERTION WOULD RESULT IN DOUBLE RECOVERY.

ARTICLE VIII

CONFIDENTIALITY

8.1 Duty of Confidentiality. Each Party (a “Receiving Party”) agrees to safeguard the other Party’s (the “Disclosing Party”) Confidential Information received under this Agreement with the same degree of care that the Receiving Party uses to protect its own similar Confidential Information, but in no event less than a reasonable degree of care. Such Confidential Information of the Disclosing Party received hereunder may be used by the Receiving Party in connection with the Transition Services only and may only be copied or reproduced to the extent reasonably necessary for the Receiving Party to perform its obligations or enforce its rights under this Agreement. The Disclosing Party shall not disclose any such Confidential Information of the Receiving Party to any Person; provided, that, Provider may disclose Recipient’s Confidential Information to any of its Affiliates or Third Party Service Providers as may be reasonably necessary to perform the Transition Services in connection with, and solely during the Term of, and solely for the purposes of performing the Transition Services under, this Agreement.

8.2 Permitted Disclosure. Notwithstanding anything contained herein to the contrary, Section 8.1 shall not restrict the Receiving Party from disclosing Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by applicable Law or legal or regulatory process (including to the extent requested by any Governmental Body in connection with any such Law or legal or regulatory process), including any Tax audit or litigation. In the event that the Receiving Party or its permitted service providers become legally required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, formal regulatory request or similar judicial or administrative process to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by Law, provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other similar remedy to cause such Confidential Information not to be disclosed. The Receiving Party shall reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in connection with the Disclosing Party’s seeking of such protective order or similar remedy. In the event that such protective order or other similar remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 8.2, the Receiving Party or its permitted service provider shall furnish only that portion of the Confidential Information that has been legally required, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Confidential Information.

8.3 Confidential Information. The following shall be considered “Confidential Information” of a Party under this Agreement: all proprietary and confidential information, provided or received in connection with the provision of the Transition Services hereunder, concerning the business, business relationships (including prospective customers and business partners) and financial affairs of such Party or its Affiliates, whether or not in writing and whether or not labeled or identified as confidential or proprietary, including inventions, trade secrets, technical information, know-how, product and pricing information and plans, research and development activities, marketing plans and activities, customer, supplier and prospect information, employee and financial information, and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence; provided that Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that (i) is or becomes generally available to the public, other than as a result of a disclosure in breach of this Agreement by the Receiving Party, (ii) the Receiving Party can demonstrate was or became available to the Receiving Party from a third party not bound by any confidentiality obligation to the Disclosing Party, (iii) was already in the Receiving Party’s possession (without an obligation of confidentiality) prior to direct or indirect disclosure pursuant to this Agreement (or any predecessor agreement between the Parties governing the confidentiality of such information) and was not generated in the course of, or in connection with, the Transition Services, or (iv) is developed independently by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each Party or to the extent required by the DOJ. A Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

9.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, by registered mail, by courier or express delivery service or (b) upon confirmation of receipt (other than an automatically-generated confirmation) when sent by electronic mail to the address or email address, as applicable, set forth beneath the name of such party below (or to such other address or email address, as applicable, as such party shall have specified in a written notice given to the other parties hereto):

If to Provider:

Meredith Holdings Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention:    John S. Zieser

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email:

If to Recipient:

Gray Television, Inc.

Attention: Legal Department

445 Dexter Avenue, Suite 7000

Montgomery, Alabama 36104

Email:

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St. NW, Suite 700

Washington, DC 20001

Attention: William Dudzinsky

Email:

9.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns; provided, however, that no Party to this Agreement may assign this Agreement without the express prior written consent of the other Parties to this Agreement. Notwithstanding the foregoing, a party may assign (without the other party’s consent) any of its rights and obligations hereunder to one or more of its controlled (as defined in the Merger Agreement) Subsidiaries; provided, that such assignment shall not relieve the assigning party of its obligations hereunder.

9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Third-Party Beneficiaries. Except with respect to any indemnitees under Section 7.1, this Agreement is not intended to confer on or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

9.6 Entire Agreement. This Agreement (including the Services Schedule), together with the Merger Agreement, Confidentiality Agreement and other Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement. Each Schedule to this Agreement is hereby incorporated into this Agreement by reference.

9.7 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.8 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

9.9 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.(b) Each Party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each Party hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Relationship of the Parties. The Parties hereto are independent contractors and Recipient and Provider are not employees, partners or joint venturers of the other. Under no circumstances shall any of the employees of Recipient or Provider be deemed to be employees of the other for any purpose. Recipient and Provider shall not have the right to bind the other to any agreement with a third party nor to represent itself or themselves as a partner or joint venturer of the other. For the avoidance of doubt, Recipient and Provider shall be solely responsible for the operation of their respective businesses and the decisions and actions taken in connection therewith, and nothing contained herein shall impose any liability or responsibility on Provider with respect thereto.

9.11 Merger Agreement. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants, agreements and indemnifications contained in the Merger Agreement, and such representations, warranties, covenants, agreements and indemnifications shall remain in full force and effect in accordance with the terms of the Merger Agreement.

9.12 Force Majeure. Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement (other than with respect to payment obligations under this Agreement) to the extent such failure or delay is caused by a Force Majeure Event. Upon the occurrence of a Force Majeure Event, (i) the non-performing Party shall promptly notify the other Party of the circumstances hindering its performance and of its plans and efforts to implement a work-around, (ii) the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and (iii) the non-performing Party shall continue to attempt to recommence performance or observance to the greatest extent possible without delay. The non-performing Party shall also notify the other Party promptly when the Force Majeure Event has abated. If Provider fails to provide any Transition Services in connection with any Force Majeure Event, the amounts due Provider under this Agreement shall be equitably adjusted in a manner such that Recipient shall not be responsible for the payment of any amounts for such Transition Services that Provider failed to provide. The term “Force Majeure Event” shall mean an event or condition that is caused by or results from any (a) act of war, terrorism, civil riots or rebellions, (b) Law, demand, seizure or requirement of any Governmental Body, quarantine, embargo or any other similar unusual action of a Governmental Body, (c) extraordinary element of nature or act of God, fire, flood, or storm, (d) strike, lockout or other labor trouble, delays by suppliers or carriers, shortages of fuel, power, raw materials or components, (e) COVID-19 or other epidemics, pandemics or disease outbreaks or any COVID-19 Measures, or (f) any other event or condition outside the reasonable control of the Party subject to such failure or delay. Additionally, Provider shall not be liable under this Agreement for any failure to provide or make available Transition Services as set forth herein to the extent such failure was the direct result of Recipient’s operations or systems, or acts or omissions of Recipient.

9.13 Interpretation; Absence of Presumption. For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, and Schedule are references to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (xi) Provider and Recipient have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; and (xv) unless otherwise stated in this Agreement, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

9.14 Effective Date. This Agreement shall become effective only upon the Effective Date.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

PROVIDER:

MEREDITH HOLDINGS CORPORATION

By:	/s/ Jason Frierott
Name: Jason Frierott
Title: Vice President, Secretary and Treasurer

RECIPIENT:

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name: Jason Frierott
Title: Chief Financial Officer

[Signature Page to Transition Services Agreement]

PARENT:

GRAY TELEVISION, INC.

By:	/s/ Hilton H. Howell, Jr.
Name: Hilton H. Howell, Jr.
Title: Executive Chairman and Chief
Executive Officer

[Signature Page to Transition Services Agreement]